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                                                                   EXHIBIT 3.1.5

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            UNITIVE ELECTRONICS, INC.

      Pursuant to North Carolina General Statutes Section 55-10-06, the undersigned corporation (the "CORPORATION") hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

      (1) The name of the Corporation is Unitive Electronics, Inc.

      (2) Article IV of the Articles of Incorporation of the Corporation is deleted.

      (2) Article V of the Articles of Incorporation of the Corporation is deleted, and a new Article V is adopted, which reads as follows:

                                   "ARTICLE V
                           CAPITAL STOCK; PREFERENCES

      A. The number of shares the Corporation is authorized to issue is thirty-one million (31,000,000) of which sixteen million nine hundred ninety-nine thousand (16,999,000) shares shall be designated as Class A Voting Common stock (the "VOTING COMMON STOCK"), of which one thousand (1,000) shares shall be designated as Class B Non-Voting Common stock (the "NON-VOTING COMMON STOCK") (the Voting Common Stock and the Non-Voting Common Stock are sometimes collectively referred to as the "COMMON STOCK"), of which thirteen million six hundred ninety-eight thousand eight hundred seventy-five (13,698,875) shares shall be designated Series A Preferred stock (the "SERIES A PREFERRED STOCK"), and of which three hundred one thousand one hundred twenty-five (301,125) shares shall be undesignated with the preferences, limitations, and relative rights thereof to be determined by the Board of Directors of the Corporation pursuant to North Carolina General Statutes Section 55-6-02. The Series A Preferred Stock is hereunder sometimes referred to as the "PREFERRED STOCK." The shares of Common Stock shall have a par value of $0.001 per share. The shares of Series A Preferred Stock shall have a par value of $0.001 per share.

      B. The preferences, limitations and relative rights relating to the Common Stock and the Series A Preferred Stock are as set forth below.

Unless otherwise indicated, all references to sections or subsections set forth in this Section B of Article V are deemed to refer to sections or subsections within this Section B of Article V.

1.    Dividends

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      (a) Dividends on Series A Preferred Stock. The holders of Series A
Preferred Stock shall be entitled to receive out of the assets of Corporation legally available therefor, dividends when, as and if declared by the Board of Directors of Corporation (the "SERIES A DIVIDEND PREFERENCES").

      (b) Dividends on Common Stock. The holders of Common Stock shall be entitled to receive out of the assets of Corporation legally available therefore, dividends when, as and if declared by the Board of Directors of Corporation, provided, however, that no dividend may be declared or paid by Corporation upon any share of Common Stock unless equivalent dividends are then declared and paid on the Series A Preferred Stock.

2.    Liquidation Preference.

      (a) Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of Corporation, either voluntary or involuntary (the "EVENT"), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of Corporation to the holders of the Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to One Dollar ($1.00) per share (as adjusted for any combination, consolidation, stock distributions or stock dividends with respect to such shares) plus all (or any) accrued but unpaid dividends on such shares (the "SERIES A LIQUIDATION PREFERENCE"). If upon the occurrence of such Event, the asserts and funds to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the entire assets and funds of Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock based upon the number of shares of Series A Preferred Stock then held by them.

      (b) Common Stock. In the event of any Event, and subject to the payment in full of the Series A Liquidation preference, the entire remaining assets and funds of Corporation legally available for distribution shall be distributed ratably among the holders of Common Stock based upon the number of shares of Common Stock then held by them. For purposes of this subparagraph (b), the holders of the Series A Preferred Stock shall be considered holders of the number of shares of Common Stock as such holder would be entitled to receive if such shares of Series A Preferred stock held by such holder were converted to Common Stock, as set forth in Section 4 herein.

      (c) Consolidation Merger, etc. A consolidation, merger of Corporation with or into any other corporation or corporation or other corporation or other corporate reorganization in which Corporation is not the surviving entity (unless the stockholders of Corporation hold in excess of fifty percent (50%) of the voting power of the surviving corporation after such merger or reorganization), a transaction or series of related transactions in which in excess of fifty percent (50%) of Corporation's voting power is transferred to a third party (or group of affiliated third parties) who were not previously stockholders of Corporation, or a sale of all or substantially all of the assets of Corporation (unless the stockholders of Corporation holder in excess of fifty percent (50%) of the voting power of the purchasing entity), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, and shall entitle the holders of Series A Preferred Stock and Common Stock to receive at the closing thereof in cash, securities (valued as provided in subsection 2(d) hereof) or other property amounts as specified in subsections 2(a) and 2(b) hereof.

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      (d) Valuation of Securities. Any securities to be delivered pursuant to this Section 2 shall be valued as follows:

      1. Securities not subject to investment letter or other similar restrictions on from marketability covered by subsection 2(d)2 hereof:

            (i) If traded on a securities exchanged, the value shall be deemed to be the average of the closing prices of the securities on such exchange on such exchange over the thirty (30)-day period ending three (3) business days prior to the date of the Notice as defined in Section 2(e) below;

            (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) days prior to the closing; and

            (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by either; (a) a majority of this Board of Directors, which majority shall include at least two (2) representatives of this holders of the Series A Preferred Stock or (b) if a majority of the Board cannot reach consensus of the majority of the Board does not include at least two (2) representatives of the holders of the Series A Preferred Stock, by an independent appraiser selected by a majority of the Board of Directors and approved by at least two (2) representatives of the holders of the Series A Preferred Stock.

      2. The method of valuation of valuation of securities subject to investment letter or other restriction on free marketability other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate shall be to make an appropriate discount from the market value determined as provided in clauses (i), (ii) or (iii) or subsection 2(d)1 hereof, to reflect the adjusted fair market value thereof.

      (e) Notice. Written notice (the "Notice") of any such liquidation, dissolution or winding up of Corporation within the meaning of this Section 2, which states the payment date, the place where said payments shall be made and the date on which Conversion Rights (as defined in Section 4 hereof) terminate as to such shares (which shall be not less than ten (10) days after the date of such Notice), shall be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than twenty (20) days prior to the payment date state therein , to the then holders of record of Series A Preferred Stock and Common Stock such Notice to be addressed to each such holder at its address as shown on the records of Corporation.

3.    Voting Rights.

      (a) Generally.

            (i) Except as otherwise expressly provided herein or as required by law, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Voting Common Stock into which such share of Series A Preferred Stock could be converted on the appropriate record date and shall have voting rights and powers equal to the voting rights and powers of the Voting Common Stock (except as otherwise expressly provided

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herein or as required by law, voting together with the Voting Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Voting Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

            (ii) Each holder of Voting Common Stock shall be entitled to one vote per share of Voting Common Stock owned by such holder.

            (iii) The shares of Non-Voting Common Stock shall not be entitled to vote on any matter or to receive notice of meetings of the shareholders, except as required by applicable law.

            (iii) The shares of Non-Voting Common Stock shall not be entitled to vote on any matter or to receive notice of meetings of the shareholders, except as required by applicable law.

      (b) Quorum. Except as otherwise required by law, the presence in person or by proxy of the holders of a majority of the outstanding shares of Voting Common Stock and Series A Preferred Stock shall constitute a quorum.

4.    Conversion.

      The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of insurance of such share (but prior to the date that Conversion Rights terminate as set forth in the liquidation Notice issued pursuant to Section 2(e), if any,), at the office of Corporation or any transfer agent for such stock, into fully paid and non assignable shares of Voting Common Stock. The number of shares of Voting Common Stock into which each share of the Series A Preferred Stock may be converted shall be determined by dividing the Series A Original Price (as hereinafter defined) by the Series A Conversion Price (determined as hereinafter provided ) in effect at the time of the conversion. For purposes of this Section 4, the "Series A Original Price" is One Dollar ($1.00) per share. The "Series A Conversion Price," before any adjustment is required pursuant to
Section 4(d), shall be equal to the Series A Original Price.

      (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Voting Common Stock at the then effective applicable Conversion Price immediately upon the closing of the sale of Corporation's Voting Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the "1933 Act") (other than a registration relating solely to a transaction under Rule 145 under such Act or any successor rule thereto) in which (before deduction of underwriter commissions and selling expenses) the public offering price is equal to or exceeds Five Dollars ($5.00) per share of Voting Common Stock (subject to adjustment for stock splits, reverse stock splits and other similar corporate

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reorganizations) and the gross proceeds to Corporation equal or exceed Twenty million Dollars ($20,000,000) (hereinafter, a "Qualified Public Offering").

      (c) Mechanics of Voluntary Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the names into shares of Voting Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of Corporation or of any transfer agent for such stock, and shall give written notice to Corporate at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Voting Common Stock to be issued. Corporation shall, as soon as practicable thereafter and it its expense, issue and deliver at such office to such older a certificate or certificates for the number of shares of Voting Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive these shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common stock on such date.

      (d) Adjustments to Conversion Price for Diluting Issues.

      1. Special Definitions. For purposes of this subsection 4(d), the following definitions apply:

      (i) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, as hereinafter defined.

      (ii) "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock was first issued.

      (iii) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

      (iv) "Additional Shares of common Stock" shall mean all shares of Common Stock issued (or, pursuant to subsection 4(d)3, hereof, deemed to be issued) by Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

            (1) upon conversion of shares of Series A Preferred Stock authorized herein;

            (2) to directors, officers, employees or advisors, of Corporation pursuant to a plan or agreement approved by the Board of Directors of Corporation (the "Management Option Plan"), not to exceed two million one hundred forty-one thousand three hundred seventy-five (2,141,375) shares appropriately adjusted for any stock split, stock dividend or other recapitalization;

            (3) upon exercise of that certain Stock Purchase Warrant to be issued to MCNC by Corporation on or before May 31, 1998 in partial consideration of the grant to Corporation of a license to corporation of certain technology (the "MCNC Warrant");

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            (4) by way of dividend or other distribution on shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses
(1), (2), (3) or this clause (4).

      2. No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by Corporation is less than the respective Conversion price in effect on the date of, and immediately prior to such issue, for such share of Series A Preferred Stock.

      3. Deemed Issue of Additional Shares of Common Stock. In the event Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the case of business on such record date. In any such case in which Additional Shares of Common Stock are deemed to be issued:

      (i) no further adjustments in the respective Conversion Prices shall be made upon the subsequent issue of Conversion Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

      (ii) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to Corporation or decrease in the number of Common Stock issuable, upon the exercise, conversion or exchange thereof, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming affective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the respective Conversion Prices shall affect Conversion Stock previously issued upon conversion of the Series A Preferred Stock);

      (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the respective Conversion prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

      (1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by

                                      -6-
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Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by consideration actually received by Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by Corporation upon such conversion or exchange, and

      (2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by Corporation for the issued of all such Options, whether or not exercised, plus the consideration deemed to have been received by Corporation (determined pursuant to subsection 4(d)5, hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

      (iv) no readjustment pursuant to clauses (1) or (2) above shall have the affect of increasing the respective Conversion Prices to an amount which exceeds the lower of (1) such Conversion Prices to an amount which exceeds the lower of
(1) such Conversion Price on the original adjustment date, or (2) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

      (v) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the respective Conversion Prices shall be made (except as to shares of Series A Preferred Stock converted in such period) until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above; and

      (vi) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the respective Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

      4. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event Corporation shall issue Additional Shares of Common Stock (including Additional Share of Common Stock deemed to be issued pursuant to subsection 4(d)3. hereof) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price shall be reduced concurrently with such issue, to a price (calculated to the nearest cent) determined by the following formula:

                                    CP(1) = CP x O + C
                                                 -----
                                                 O + AS
where:

      CP    = the Conversion Price prior to adjustment

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      CP(1) = the Conversion Price as so adjusted

      O= the number of shares of Common Stock outstanding immediately prior to such issue (determined on a fully-diluted basis)

      C= the number of shares of Common Stock which could be purchased at the Conversion Price prior to adjustment with the aggregate of the consideration received or deemed to be received by Corporation for the total number of Additional Shares of Common Stock so issued or deemed to be issued, and

      AS= the number of Additional Shares of Common Stock so issued or deemed to be issued.

      5. Determination of Consideration. For purposes of this subsection 4(d), the consideration received by Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

      (A) Cash and Property: Such consideration shall:

                  (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                  (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                  (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

            (B) Options and Convertible Securities. The consideration per share received by Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 4(d)3, relating to Options and Convertible Securities shall be determined by dividing:

                  (1) the total amount, if any, received or receivable by Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) payable to Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                  (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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      6. Adjustment for Combinations or Subdivisions of Common Stock. In the
event that Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the respective Conversion Prices in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

      (e) Other Distributions. In the event Corporation shall at any time or from time to time make or issue or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of Corporation or any of its subsidiaries, other than Additional Shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive, upon the conversion thereof, the securities of Corporation which they would have received had their stock been converted into Common Stock on the date of such event.

      (f) No Impairment. Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

      (g) Certificates as to Adjustments. Upon the occurrence of such adjustment or readjustment of a Conversion Price pursuant to this Section 4, Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate of its chief financial officer setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

      (h) Notices of Record Date. In the event of any taking by Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of retained earnings) or other distribution, any security or right convertible into or entitling the holder thereof to receive Additional Shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or and other securities or property, or to receive any other right, Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

      (i) Issue Taxes. Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Voting Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that Corporation shall not be obligated to pay any transfer taxes resulting form any transfer requested by any holder in connection with any such conversion.

      (j) Reservation of Stock Issuable Upon Conversion. Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

      (k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Voting Common Stock (including fractions thereof) issuable upon conversion of more than one share of series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Voting Common Stock, Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

      (l) Adjustments. In case of any reorganization or any reclassification of the capital stock of Corporation, any consolidation or merger of Corporation with or into another corporation or corporations or the conveyance of all or substantially all of the assets of Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Voting Common Stock deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

      (m) Satisfaction of Accrued But Unpaid Dividends. Prior to converting any shares of Series A Preferred Stock into Voting Common Stock as provided herein, the holder thereof shall be entitled to receive payment in satisfaction of all accrued but unpaid dividends thereon as provided in Section 1(a).

      (a) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given upon confirmed transmission by facsimile or telecopy or upon deposit in the United States mail, first class postage prepaid, and addressed to each holder of record at its address appearing on the books of Corporation. Notwithstanding the foregoing, if a stockholder to whom notice is to be given has an address of record which is outside of the United States, then any notice to such stockholder under this subsection 4(n) shall be deemed given upon confirmed transmission by facsimile or telecopy or ten days after deposit in the United States mail, first class postage prepaid, and addressed to such holder at its address appearing on the books of Corporation.

      5.    Right of First Participation.

            (a) Pro Rata Right. Corporation hereby grants to each holder of Series A Preferred Stock (hereinafter referred to in this Section 5 as "Holder"), the right of participation to purchase up to its pro rata share of all New Securities (as defined in Section 5(b) hereof) which Corporation may, from time to time, propose to sell and issue. A Holder's pro rata share, for purposes of this right of participation, is the ratio (A) the numerator of which is the number of shares of Voting Common Stock held by such Holder or issuable to such Holder upon the conversion of Series A Preferred Stock as of the date of Corporation's written notice pursuant to Section 5(c) hereof, and (B) the denominator of which is the number of shares of Voting Common Stock outstanding on a fully diluted basis. Each Holder shall have a right of over-allotment such that if any Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Holders may purchase the non-purchasing Holder's portion on a pro rata basis within five (5) days from the date such non-purchasing Holder fails to exercise its right. This right of participation shall be subject to the following provisions of this Section 5.

            (b) New Securities. "New Securities" shall mean any capital stock of Corporation, whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include (i) the sale by Corporation of up to thirteen million six hundred ninety-eight thousand eight hundred seventy-five (13,698,875) shares of Series A Preferred stock for a purchase price of One Dollar ($1.00) per share, payable in cash or property, as determined by the Board of Directors of Corporation; (ii) securities issuable upon conversion of or with respect to Series A Preferred Stock or any other series of Preferred Stock; (iii) securities issued pursuant to the acquisition of another corporation by Corporation by merger, purchase of substantially all the assets or other reorganization whereby Corporation owns more than fifty percent (50%) of the voting power of such corporation; (iv) up to two million one hundred forty-one thousand three hundred seventy-five (2,141,375) shares appropriately adjusted for any stock split, stock dividend or other recapitalization issued pursuant to the Management Option Pool (as defined in subsection 4(d)1.(iv)(2) hereof); (v) securities issued pursuant to any stock dividend, stock split, combination or other reclassification by Corporation of any of its capital stock; or (vi) securities issued upon exercise of the MCNC Warrant.

            (c) Required Notices. In the event Corporation proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, the price and the general terms upon which Corporation proposes to issue the same. Each such Holder shall have twenty (20) days from the date of receipt of any such notice to agree to purchase the Holder's pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to Corporation and stating therein the quantity of New Securities to be purchased.

            (d) Corporation's Right to Sell. In the event the Holders fail to exercise the right of participation as to all New Securities offered within said twenty (20)-day period and after expiration of the five (5)-day period for exercise of the over-allotment provisions of this Section 5, Corporation shall have one hundred eighty (180) days thereafter to sell all such New Securities respecting which such Holder's right of participation hereunder was not exercised, at a price and upon general terms no more favorable in any material respect to the purchasers thereof than specified in Corporation's notice. In the event Corporation has not sold all such New Securities within said one hundred eighty (180)-day period, Corporation shall not thereafter issue or sell any New Securities, without first offering such securities to the Holders in the manner provided herein.

            (e) Expiration of Right. The right of participation granted under this Section 5 shall not apply to, and shall expire upon, the closing of a Qualified Public Offering.

            (f) Assignment. The right of participation set forth in this Section 5 is nonassignable, except that (a) such right is assignable by each Holder to any wholly-owned subsidiary or parent of, or to any corporation, entity or other person which is, within the meaning of the 1933 Act, controlling, controlled by or under common control with, such Holder, (b) such right is assignable between and among any of such Holders, and (c) such right is assignable in any Permitted Transfer (as hereinafter defined) by a Holder. A "Permitted Transfer" shall mean: (i) a transaction not involving a change in beneficial ownership; (ii) transactions involving distribution without consideration by a partnership to any of its partners, retired partners, or to the estate of any of its partners, or by a limited liability company to any of its members, retired members or to the estate of any of its members; (iii) transfers by an individual to a trust for the benefit of such individual or his family; (iv) transfers by gift, will or intestate succession to the spouse, lineal dependants or ancestors of any Holder or spouse of a Holder; (v) transfers to any one transferee of at least three hundred sixty-two thousand five hundred (362,500) shares of Registrable Securities provided that the Corporation is given prior written notice of such transfer; or (vi) transfers pursuant to Section 2.d. of the Shareholders Agreement to be entered into between the Corporation and all of its shareholders, dated on or before May 31, 1998, as amended from time-to-time (the "Shareholders Agreement").

      6. Board Members' Restrictions and Limitations Set Forth In Investor Rights Agreement.

      Until the closing of a Qualified Public Offering, for as long as at least three million six hundred twenty-five thousand (3,625,000) shares of Series A Preferred Stock remain outstanding (as adjusted for any combination, consolidation, stock distribution or stock dividend with respect to such shares):

      (a) Board Membership. The authorized number of members of the Board of Directors of Corporation shall be five (5), to be nominated and elected as provided in the Investor Rights Agreement to be entered into between Corporation and all of its shareholders, dated on or before May 31, 1998, as amended from time-to-time (the "Investor Rights Agreement").

      (b) Restrictions on Sale of Assets, Merger, Dissolution, Etc. Corporation shall be subject to the restrictions on sale of assets, mergers, dissolution, reorganization, issuance of additional shares of stock, indebtedness, investments and other restrictions set forth in Section 3.3 of the Investor Rights Agreement, such restrictions being incorporated herein by this reference.

      7.    No Reissuance of Preferred Stock.

      No share or shares of Preferred Stock acquired by Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as shares of Preferred Stock. All such shares shall be canceled and shall not be held as treasury shares."

      (3) At the effective time of the filing of these Articles, each outstanding share of the existing Common stock of Corporation shall be automatically exchanged for a share of the Voting Common Stock of Corporation, without the necessity of further action or the issuance of a new stock certificate therefor. Except for the foregoing, the amendments do not provide for the exchange, reclassification, or cancellation of issued shares.

      (4) Shareholder approval of the amendments was obtained as required by Chapter 55 of the General Statutes of North Carolina.

      (5) The date of adoption of each amendment was the ___ day of ____________, 1998.

      (6) These Articles will be effective upon filing.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

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This 16th day of April, 1998.

                                                 UNITIVE ELECTRONICS, INC.

                                                 By: /s/ Wayne Machon
                                                     --------------------------
                                                     Wayne Machon, President

                    [Signature Page to Articles of Amendment]